Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this S-1 filing of Blutek Innovations Corp., filed on or about July 9, 2013, of our report dated July 9, 2013, relating to the financial statements of Blutek Innovations Corp. as of December 31, 2012, and the related statements of operations, stockholders’ equity, and cash flows for the period from October 23, 2012 (date of inception) to December 31, 2012, and to the reference of being experts in auditing and accounting.

/s/ Madsen & Associates CPA’s, Inc.

Murray, Utah
July 9, 2013